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                                                                     Exhibit 4.1

                             TECH LABORATORIES, INC.
                          2003 STOCK INCENTIVE PLAN #1

1. PURPOSES.

The purpose of the 2003 Stock Incentive Plan #1 (the "Plan") is to (i) provide long-term incentives and rewards to employees, directors, independent contractors or agents ("Eligible Participants")of Tech Laboratories, Inc. ("Tech Laboratories") and its Subsidiaries; (ii) assist Tech Laboratories in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and
(iii) associate the interests of such employees, directors, independent contractors or agents with those of Tech Laboratories' stockholders.

2. EFFECTIVE DATE.

The Plan is effective as of the date it is adopted by the Board of Directors of Tech Laboratories. and Awards may be made under the Plan on and after its effective date.

3. ADMINISTRATION OF THE PLAN.

The Plan shall be administered by the Board of Directors of Tech Laboratories and the Board shall be so constituted as to permit the Plan to comply with the disinterested administration requirements under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the "outside director" requirement of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

The Board shall have all the powers vested in it by the terms of the Plan, such powers to include exclusive authority (within the limitations described herein) to select the Eligible Participants to be granted awards under the Plan, to determine the type, size and terms of awards to be made to each Eligible Participant selected, to determine the time when awards will be granted, when they will vest, when they may be exercised and when they will be paid, to amend awards previously granted and to establish objectives and conditions, if any, for earning awards and whether awards will be paid after the end of the award period. The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable and to interpret same. The Board's interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including Tech Laboratories stockholders, any participants in the Plan and any other Eligible Participant of Tech Laboratories.

All employees of Tech Laboratories and all employees of Affiliates shall be eligible to participate in the Plan. The Board, in its sole discretion, shall from time to time designate from among the eligible employees and among directors, independent contractors or agents those individuals who are to receive awards under and thereby become participants in the Plan. For purposes of the Plan, "Affiliate" shall mean any entity, as may from time to time be designated by the Board, that is a subsidiary corporation of Tech Laboratories (within the meaning of Section 424 of the Code), and each other entity directly or indirectly controlling or controlled by or under common control with Tech Laboratories. For purposes of this definition, "control" means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.


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4. AWARDS.

(a) Types. Awards under the Plan shall be made with reference to shares of Tech Laboratories common stock and may include, but need not be limited to, stock options (including nonqualified stock options and incentive stock options qualifying under Section 422 of the Code), stock appreciation rights (including free-standing, tandem and limited stock appreciation rights), warrants, dividend equivalents, stock awards, restricted stock, phantom stock, performance shares or other securities or rights that the Board determines to be consistent with the objectives and limitations of the Plan. The Board may provide for the issuance of shares of Tech Laboratories common stock as a stock award for no consideration other than services rendered or, to the extent permitted by applicable state law, to be rendered. In the event of an award under which shares of Tech Laboratories common stock are or may in the future be issued for any other type of consideration, the amount of such consideration shall (i) be equal or greater than to the amount (such as the par value of such shares) required to be received by Tech Laboratories in order to assure compliance with applicable state law and (ii) to the extent necessary to comply with Rule 16b-3 of the Exchange Act, be equal to or greater than 50% of the fair market value of such shares on the date of grant of such award. The Board may make any other type of award which it shall determine is consistent with the objectives and limitations of the Plan.

(b) Performance Goals. The Board may, but need not, establish performance goals to be achieved within such performance periods as may be selected by it in its sole discretion, using such measures of the performance of Tech Laboratories and/or its Affiliates as it may select.

(c) Rules and Policies. The Board may adopt from time to time written rules and policies implementing the Plan. Such rules and policies may include, but need not be limited to, the type, size and term of awards to be made to participants and the conditions for the exercise or payment of such awards.

5. SHARES OF STOCK SUBJECT TO THE PLAN.

The shares that may be delivered or purchased or used for reference purposes under the Plan shall not exceed an aggregate of 2,000,000 shares of Tech Laboratories Common Stock, par value $.01. Any shares subject to an award which for any reason expires or is terminated unexercised as to such shares shall again be available for issuance under the Plan.

6. PAYMENT OF AWARDS.

The Board shall determine the extent to which awards shall be payable in cash, shares of Tech Laboratories common stock or any combination thereof. The Board may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Tech Laboratories common stock or a combination thereof shall be deferred. Deferrals shall be for such periods and upon such terms as the Board may determine in its sole discretion.


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7. VESTING.

The Board may determine that all or a portion of a payment to a participant under the Plan, whether it is to be made in cash, shares of Tech Laboratories common stock or a combination thereof, shall be vested at such times and upon such terms as may be selected by it in its sole discretion.

8. DILUTION AND OTHER ADJUSTMENT.

In the event of any change in the outstanding shares of Tech Laboratories common stock by reason of any split, stock dividend, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, such equitable adjustments shall be made in the Plan and the awards thereunder as the Board determines are necessary or appropriate, including, if necessary, any adjustments in the number, kind or character of shares that may be subject to existing or future awards under the Plan (including by substitution of shares of another corporation including, without limitation, any successor of Tech Laboratories ), adjustments in the exercise, purchase or base price of an outstanding award and any adjustments in the maximum numbers of shares referred to in Section 4 or Section 5 of the Plan. All such adjustments shall be conclusive and binding for all purposes of the Plan.

9. MISCELLANEOUS PROVISIONS.

(a) Rights as Stockholder. A participant under the Plan shall have no rights as a holder of Tech Laboratories common stock with respect to awards hereunder, unless and until certificates for shares of such stock are issued to the participant.

(b) Assignment to Transfer. No award under this Plan shall be transferrable by the participant or shall be subject to any manner of alienation, sale, transfer, assignment, pledge, encumbrance or charge (other than by or to Tech Laboratories), except (i) by will or the laws of the descent and distribution (with all references herein to the rights or duties of holders or participants to be deemed to include such beneficiaries or legal representatives of the holders or participant unless the context otherwise expressly requires); (ii) subject to the prior approval of the Board, for transfers to members of the participant's immediate family, charitable institutions, trusts whose beneficiaries are members of the participant's immediate family and/or charitable institutions, trusts whose beneficiaries are members of the participant's immediate family and/or charitable institutions, or to such other persons or entities as may be approved by the Board in each case subject to the condition that the Board be satisfied that such transfer is being made for the estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration) being received therefor. Except as provided above, during the lifetime of a participant, awards hereunder are exercisable only by, and payable only to, the participant.


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(c)  Agreements.  All  awards  granted  under  the Plan  shall be  evidenced  by
agreements  in  such  form  and  containing   such  terms  and  conditions  (not
inconsistent with the Plan) as the Board shall adopt.

(d) Compliance with Legal Regulations. During the term of the Plan and the term of any awards granted under the Plan, Tech Laboratories will at all times reserve and keep available such number of shares as may be issuable under the Plan, and will seek to obtain from any regulatory body having jurisdiction, any requisite authority required in the opinion of counsel for Tech Laboratories in order to grant shares of Tech Laboratories common stock, or options to purchase such stock or other awards hereunder, and transfer, issue or sell such number of shares of common stock as shall be sufficient to satisfy the requirements of any options or other awards. If in the opinion of counsel for Tech Laboratories the transfer, issue or sale of any shares of its stock under the Plan shall not be lawful for any reason including the inability of Tech Laboratories to obtain from any regulatory body having jurisdiction authority deemed by such counsel to be necessary to such transfer, issuance or sale, Tech Laboratories shall not be obligated to transfer, issue or sell any such shares. In any event, Tech Laboratories shall not be obligated to transfer, issue or sell any shares to any participant unless a registration statement which complies with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), is in effect at the time with respect to such shares or other appropriate action has been taken under and pursuant to the terms and provisions of the Securities Act and any other applicable securities laws, or Tech Laboratories receives evidence satisfactory to the Board that the transfer, issuance or sale of such shares, in the absence of an effective registration statement or other appropriate action, would not constitute a violation of the terms and provisions of the Securities Act. Tech Laboratories' obligation to issue shares upon the exercise of any award granted under the Plan shall in any case be subject to Tech Laboratories being satisfied that the shares purchased are being purchased for investment and not with a view to the distribution thereof, if at the time of such exercise a resale of such shares would otherwise violate the Securities Act in the absence of an effective registration statement relating to such shares.

(e) Withholding Taxes. Tech Laboratories shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards and, with respect to awards paid in stock, to require the payment (through withholding from the participant's salary or otherwise) of any such taxes. The obligation of Tech Laboratories to make delivery of awards in cash or Tech Laboratories common stock shall be subject to currency or other restrictions imposed by any government.

(f) No Rights to Award. No Eligible Participant or other person shall have any right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of Tech Laboratories or any of its subsidiaries or shall interfere with or restrict in any way the rights of Tech Laboratories or its subsidiaries, which are hereby reserved, to discharge the employee at any time for any reason whatsoever, with or without good cause.

(g) Costs and Expenses. The costs and expenses of administering the Plan shall be borne by Tech Laboratories and not charged to any award nor to any Eligible Participant receiving an award.


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(h) Funding of Plan. The Plan shall be unfunded.  Tech Laboratories shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

10. AMENDMENTS AND TERMINATION.

(a) Amendments. The Board may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

Unless the majority of the directors of Tech Laboratories present, or represented, and entitled to vote at a meeting of directors shall have first approved thereof, no amendment of the Plan shall be effective which would (i) increase the maximum number of shares referred to in section 5 of the Plan or the maximum awards that may be granted pursuant to section 4 of the Plan to any one individual or (ii) extend the maximum period during which awards may be granted under the Plan. For purposes of this section 10 (a), any (A) cancellation and reissuance or (B) repricing of any awards made under the Plan at a new option price as provided in Exhibit A hereto shall not constitute an amendment of this Plan.

With consent of the Eligible Participant adversely affected, the Board may amend outstanding agreements evidencing awards under the Plan in a manner not inconsistent with the terms of the Plan.

(b) Termination. Unless the Plan shall theretofore have been terminated as above provided, the Plan (but not the awards theretofore granted under the Plan) shall terminate on and no awards shall be granted after October 31, 2013.